Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of D. Stephen Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
July 26, 2017
Thank you, Bill, good morning!
TrinityRail’s performance for the second quarter came in slightly ahead of our expectations. The Leasing Group continued to deliver solid financial results, maintaining high lease fleet utilization while continuing to grow the lease fleet. During the quarter, operating profit from Leasing operations increased by 15% year-over-year, and the Group executed $100 million of leased railcar sales to institutional investors through our Railcar Investment Vehicle or “RIV” platform. Our owned, partially owned and managed lease fleet has grown to more than 106,700 railcars, providing a solid level of earnings stability as we continue to operate in a highly competitive railcar market. Our Rail Group delivered 4,055 railcars during the quarter showing an 8% improvement sequentially. Our operations team has positioned us well for further production increases in the second half of 2017.
We are encouraged by the improvement in railcar industry fundamentals. Year-to-date rail traffic continued an upward trajectory while train velocity declined, and the surplus of idle railcars, while still high, is lower than peak levels experienced last year. Second quarter industry orders for new railcars totaled more than 17,600, and represented a significant strengthening from the levels reported by the industry during the last two years, including the very weak level experienced in the first quarter of this year. While the healthy level of industry orders and order inquiry activity during the second quarter is positive, a sustained level of improvement is required before declaring a market recovery. Order inquiries thus far in the third quarter have been consistent with the second quarter. Our customers continue to express optimism concerning the direction of the economy, while being very deliberate in making capital equipment decisions. We are cautiously optimistic about trending market fundamentals.
The Rail Group received orders for 5,705 railcars in the second quarter, representing a diverse mix of railcars serving various end-markets. These orders support both fleet replacement and business growth. Nearly 90% of the orders received during the quarter are for our leasing company. I am particularly pleased with TrintyRail’s ability to originate large leasing transactions, with strong counterparties and long lease terms to secure new lease orders during the quarter. This underscores the capability of our integrated rail manufacturing, leasing, and services business model and the growing scale of our RIV platform.
Our order backlog for new built railcars at the end of the second quarter increased to 27,580 with a value of approximately $2.7 billion. Based on orders received during the second quarter, the acceleration of certain frac sand deliveries, and current inquiry levels, we now anticipate full year 2017 deliveries of approximately 18,000 railcars compared to our previous guidance of between 15,000 and 16,000 railcars. The increase in production should result in improved production margins in the second half of 2017 compared to the second quarter. At the end of the second quarter, more than 90% of our expected remaining 2017 production is filled with either sold or leased railcars. If order levels continue to improve, we still have the ability to increase our production rate to meet demand for 2017 deliveries. At the end of the second quarter, planned 2018 deliveries account for approximately 40% of our backlog with the remainder scheduled through 2021. The visibility provided by our production backlog is highly beneficial and significantly better than we have experienced in previous cycles.
I am pleased with the Leasing Group’s operating performance during the second quarter. On a year-over-year basis, leasing and management services revenues and profit from operations increased 4% and 15%, respectively, on high fleet utilization, disciplined cost control and net new fleet additions, partially offset by lower average lease rates. During the quarter, we added 1,300 leased railcars to our fleet. This included a small secondary market acquisition.
We continue to see strong interest from institutional investors to participate in our RIV platform and anticipate full-year leased railcar sales of between $300 and $350 million, unchanged from our previous guidance. At this time, we expect the cadence of quarterly leased railcars sales to be relatively even during the back-half of the year.
Lease fleet utilization in the second quarter increased year-over-year to 97.5%, and remains in-line with the most recent two quarters. We continue to focus on maintaining high lease fleet utilization while growing the fleet. The lease pricing environment remains highly competitive, however, we see lease renewal rates firming at existing pricing levels. With an average remaining lease term of 3.5 years, lease expirations in 2017 and 2018 are within a manageable range that is consistent with prior years. At the end of the second quarter, our committed leased railcar backlog stood at 11,440 railcars with a value of approximately $990 million.
Lease fleet maintenance and compliance costs, while up 16% compared with the first quarter, decreased 25% year-over year. As we mentioned on the previous call, maintenance and compliance costs are expected to increase during the second half of the year as we perform services to remarket railcars and complete more regulatory compliance work.
Our team is currently performing HM-251 tank car modifications at our maintenance services centers while also providing regulatory compliance services for an increasing portion of our owned and managed lease fleets. I am pleased with the operating improvements and flexibility of our expanded maintenance services capabilities. Our investment in maintenance services capabilities has positioned us to serve the HM-251 tank car modification needs of our lease fleet and key customers as well as the long term regulatory compliance requirements of our growing fleet. We saw an increase during the second quarter in inquiries and orders for HM-251 tank car modifications by third-parties. This pattern has continued into the third quarter. We are working with our leasing customers and large fleet owners to schedule HM-251 modifications as regulatory deadlines draw closer.
In summary, I continue to be pleased with TrintyRail’s financial results within a highly competitive railcar market. In the current market environment, we expect to continue to focus on optimizing our production efficiency, controlling costs and maintaining high lease fleet utilization while still growing our owned and managed lease fleet. Our second quarter performance reflects the strength and breadth of our integrated manufacturing, leasing and services business model; from our ability to maintain an industry-leading backlog and originate large leasing transactions for new railcars to our relationships with institutional investors and customers seeking railcar maintenance services.
I will now turn it over to James for his remarks.